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                                  EXHIBIT 99.2

                             MESSAGE TO SHAREHOLDERS

Once again, your company produced record sales and earnings for the quarter. In the fourth quarter net sales increased 28% to $69,128,000 while net income rose 45% to $6,465,000 resulting in $1.01 per share versus $0.68 per share for the same quarter last year. Net sales for the year increased 43% to $221,728,000 and net income rose 33% to $14,850,000. Earnings per share for the year were $2.29 per share versus $1.72 per share last year.

Annual net sales at Escalade Sports increased 10% over the prior year to $139,285,000, but for the fourth quarter net sales declined 1.5% compared to the previous year. However, net income for the fourth quarter increased 3.1% over the prior year, resulting in an increase of 15% for the full year. The comparative decline in net sales for the quarter is due to the shift in sales from the third to fourth quarter of 2002 as a result of the shipment delays caused by the West Coast Longshoreman's lockout in 2002. The majority of the sales increase for the year is attributed to the Bear Archery acquisition, however, the sales of core products also increased, particularly basketball, game tables, and pre-acquisition archery products. Sell through of our sporting goods products by our customers was very good and end of year inventories at our customers are down to normal levels compared to the high year-end customer inventory levels a year ago. Customer inventories are an important indicator of future sales levels and year-end inventory levels at customers are particularly important when it comes to the first half of the next year, a seasonally slow period in our segment of the sporting goods industry.

For the quarter, net sales of Office Products increased 277% to $21,713,000 and net income increased 213 % over the same period last year. For the full year, net sales increased 187% to $82,443,000 and net income rose 37% as compared to 2002. The increase in net sales is due entirely to the acquisition of Schleicher, a manufacturer and distributor of data shredding equipment, headquartered in Germany. The increase in net income is due to savings from the refinancing of Schleicher's debt in Europe, improvements in earnings from pre-acquisition operations such as the elimination of the Hardwood Creek project, and a slight improvement in Schleicher's European operations.
During the quarter, Schleicher voluntarily de-listed from the German stock exchange and converted to a private company. The collective group now does business as Martin Yale Industries, Inc. in North America and Martin Yale International GmbH in the rest of the world. We have identified several areas of synergy and will implement these at various points throughout 2004. We anticipate a modest incremental gain from these changes in 2004 and the full benefit in 2005. We believe we can further increase sales in Europe of U.S. products and sales in the U.S. of European products, however, some of this could be enhanced or diminished by the dollar / euro exchange rate.

Our European joint ventures, Stiga and Escalade International continued to provide improved contributions as they collectively provided $0.04 per share for the quarter and $0.13 for the full year.

We are continuing to identify and evaluate opportunities to enhance shareholder value.

Thank you for your continued support.

C.W. Bill Reed
President and CEO
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                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (In Thousands, Except Per Share Data)

                                              THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                 (Unaudited)                               (Audited)
                                    December 27, 2003    December 28, 2002   December 27, 2003   December 28, 2002
NET SALES                                $  69,128          $  53,889          $  221,728          $  155,455

COSTS AND EXPENSES
    Cost of goods sold                      50,994             40,565             154,365             111,164
    Selling, and administrative
    costs                                   10,426              6,696              46,367              26,328
                                        ----------         ----------          ----------          ----------
        Total operating expenses            61,420             47,261             200,732             137,492
                                        ----------          ---------          ----------          ----------
OPERATING INCOME                             7,708              6,628              20,996              17,963

OTHER INCOME (EXPENSE)
    Interest expense                          (482)              (281)             (2,282)               (951)
    Other income (expense)                   1,425                150               2,509                 (70)
                                        ----------        -----------           ---------        --------------
        Total other income
        (expense)                              943               (131)                227              (1,021)
                                       -----------        -----------          ----------         -----------
INCOME BEFORE INCOME TAXES
                                             8,651              6,497              21,223              16,942
PROVISION FOR INCOME TAXES                  (2,186)            (2,043)             (6,373)             (5,804)
                                        ----------        -----------         -----------         -----------
NET INCOME                               $   6,465         $    4,454           $  14,850           $  11,138
                                         =========         ==========           =========           =========
PER SHARE DATA:
BASIC EARNINGS PER SHARE                     $1.01              $0.68               $2.29               $1.72
DILUTED EARNINGS PER SHARE                   $0.98              $0.68               $2.25               $1.66
AVERAGE SHARES OUTSTANDING
                                             6,425              6,509               6,484               6,486


                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Audited, In Thousands)

                                                          December 27, 2003       December 28, 2002
ASSETS
    Current assets                                            $   79,619               $  59,417
    Fixed assets                                                  17,537                   9,060
    Other assets                                                  18,318                  14,960
    Goodwill                                                      18,777                  13,351
                                                              ----------               ---------
        TOTAL                                                 $  134,251               $  96,788
                                                               =========               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                                       $   53,669               $  32,376
    Other liabilities                                             19,116                  18,537
    Stockholders' equity                                          61,466                  45,875
                                                              ----------               ---------
        TOTAL                                                 $  134,251               $  96,788
                                                              ==========               =========